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                              CERTIFICATE OF AMENDMENT
                                         TO
                            AMENDED AND RESTATED BYLAWS
                                         OF
                                LTC PROPERTIES, INC.


          The undersigned Secretary of LTC Properties, Inc., a Maryland corporation (the "Corporation"), does hereby certify as follows:

          1. The Board of Directors of the Corporation duly adopted the following resolution amending the Amended and Restated Bylaws (the "Bylaws") of the Corporation at a meeting of the Board of Directors, duly called and held on September 1, 1998 at which a quorum of directors was present and acting throughout. Such resolution has not been revoked, rescinded or modified.

          RESOLVED, that, without limiting the generality hereof or the Prior Preambles and Resolutions, Section 2.04.1 of Article II of the Bylaws of the Corporation is hereby amended to add the following sentence:

          "Notwithstanding the foregoing, upon the occurrence of a default in the payment of dividends on any class or series of preferred stock, or any other event, which will entitle the holders of any class or series of preferred stock to elect additional directors of the Corporation, the number of directors of the Corporation will thereupon be increased by the number of additional directors to be elected by the holders of such class or series of preferred stock (even if the resulting number of directors is more than 9), and such increase in the number of directors shall remain in effect for so long as the holders of such class or series of preferred stock are entitled to elect such additional directors."

          IN WITNESS WHEREOF, the undersigned Secretary of the Corporation has executed this Certificate as of this 10th day of November, 1998.

                                        /s/ Pamela J. Privett
                                        ----------------------------------------
                                        Pamela J. Privett, Secretary